Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki Investor Relations Boykin Lodging Company (216) 430-1333 InvestorRelations@boykinlodging.com
Boykin Lodging Announces Second Quarter Financial Results
Cleveland, Ohio, August 8, 2006—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust (“REIT”), today announced financial results for the second quarter and six months ended June 30, 2006.
Financial Highlights:
Revenue per available room (RevPAR) for the second quarter for hotels currently owned which operated during the second quarter of both 2006 and 2005 increased 3.7% to $74.01 from last year’s $71.38. The increase in RevPAR was the result of an 8.2% increase in average daily room rate to $106.76 and a 3.0 point decrease in occupancy to 69.3%.
The Company’s net loss attributable to common shareholders for the second quarter of 2006 totaled $1.7 million, or $0.09 per fully-diluted share, compared with the same period last year when net income totaled $6.0 million, or $0.34 per share.
Funds from operations attributable to common shareholders (“FFO”) for the second quarter totaled $2.8 million, or $0.16 per fully diluted share, a decrease from second-quarter 2005 FFO of $4.1 million, or $0.23 per share. Primary contributors to the decrease in FFO included: a $0.3 million loss of lease revenue due to the sale of the San Diego Hampton Inn Sea World/Airport in the fourth quarter of 2005; a $0.2 million decline in contribution from hotel operations; a $0.6 million increase in property taxes, insurance and other expenses; and a $0.3 million decrease in interest income, all net of minority interest. The decline in contribution from hotel operations reflected a $0.9 million increase due to improvement in hotel operating performance and a hotel acquisition, however, the year earlier period included $1.1 million of business interruption insurance recoveries which did not recur in 2006.
The Company’s FFO fell short of its estimated range of $0.17 to $0.21 per fully-diluted share due to expenses incurred in connection with the signing of the merger agreement among the Company, its operating partnership and Braveheart Investors LP and its affiliates (“Braveheart”). The Company incurred approximately $2.6 million of professional fees and expenses during the second quarter related to the merger activities ($2.3 million net of minority interest).
The Company’s EBITDA for the second quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $7.7 million, down from last year’s second quarter EBITDA of $9.4 million, primarily due to the reasons stated above. The EBITDA change, however, is not impacted by minority interest. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. A reconciliation of these non-GAAP measures to GAAP measures is included in the financial tables accompanying this release.
The Company and its subsidiaries sold three properties in 2005, and the operating results of the two wholly-owned properties as well as the results of the joint venture which owned the third property sold in 2005 are reflected in the financial statements as discontinued operations for all periods presented. Additionally, the Radisson Suite Beach Resort — Marco Island was classified as held for sale as of June 30, 2006 and the operating results of that hotel are also included within discontinued operations for all periods presented. The Company acquired the Banana Bay Resort & Marina — Marathon in January 2006 through a 50% owned joint venture and the results of the operations of the resort from the acquisition date forward are reflected in the Company’s consolidated financial statements.
Details of Second Quarter Results:
Revenues from continuing operations for the quarter ended June 30, 2006, were $51.3 million, compared with revenues of $51.2 million for the same period last year. Hotel revenues for the three months ended June 30, 2006 were $51.0 million, a slight decrease from $51.1 million for the same period in 2005. Included in second quarter 2005 hotel revenues was $1.3 million of business interruption insurance recoveries related to the two Melbourne properties, which were closed at the time. No similar recoveries were recorded during the second quarter of 2006. Included in 2006 hotel revenues is approximately $0.6 million related to the Banana Bay Resort & Marina, which was acquired in January of 2006. Offsetting the decrease in hotel revenues is the inclusion of $0.2 million of revenues from condominium development and unit sales as a result of the progress made on the Captiva Villas project during 2006.
For the comparable properties, consisting of the 16 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the second quarter of both 2006 and 2005 and included in continuing operations, excluding hotels closed due to hurricane damage, RevPAR increased 3.2% to $72.70 in 2006 from $70.47 in 2005. Contributing to the RevPAR increase was a 7.7% increase in average daily room rate to $105.96 from $98.34, partially offset by a 3.1 point decline in occupancy to 68.6% from 71.7%.
Hotel operating profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure included in continuing operations for the second quarter of 2006 were 29.0%, a decrease from 30.3% for the second quarter of 2005. Excluding all business interruption amounts from 2006 and 2005 and the Banana Bay Resort & Marina which was acquired during 2006, hotel operating profit margins for the portfolio increased 40 basis points to 29.9%, from 29.5% in 2005.
Year-to-date Results:
The Company’s net loss attributable to common shareholders for the six months ended June 30, 2006 totaled $3.7 million versus net income of $20.7 million for the year-earlier period. Year-to-date revenues through June 30, 2006 totaled $100.0 million, compared with $99.6 for the six months ended June 30, 2005. Hotel revenues for the first six months totaled $98.7 million compared to $99.4 million during the first six months of 2005. Included in hotel revenues for the first six months of 2005 was $5.3 million of business interruption insurance revenues and only approximately $21,000 of business interruption insurance recoveries was included in hotel revenues during the first six months of 2006. Included in 2006 hotel revenues is approximately $1.1 million related to the Banana Bay Resort & Marina, which was acquired during the first quarter of 2006. Offsetting the decrease in hotel revenues is the inclusion of $1.2 million of revenues from condominium development and unit sales as a result of the progress made on the Captiva Villas project during 2006.

RevPAR for the first six months of 2006 for hotels currently owned which were operating as of June 30, 2006 increased 5.2% to $71.23 from last year’s $67.72. The increase in RevPAR was the result of a 6.2% increase in average daily room rate to $105.69 and a 0.6 point decrease in occupancy to 67.4%.
For the comparable properties, consisting of the 16 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the first six months of both 2006 and 2005 and included in continuing operations, excluding hotels closed due to hurricane damage, RevPAR increased 4.7% to $70.30 in 2006 from $67.12 in 2005. Contributing to the RevPAR increase was a 5.9% increase in average daily room rate to $105.06 from $99.23, partially offset by a 0.7 point decline in occupancy to 66.9% from 67.6%.
Hotel operating profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure included in continuing operations for the first six months of 2006 were 27.5%, a decrease from 30.7% for the first six months of 2005. Excluding all business interruption amounts from 2006 and 2005 and the Banana Bay Resort & Marina which was acquired during 2006, hotel operating profit margins for the portfolio increased to 28.1%, from 27.7% in 2005.
Equity in income of unconsolidated joint ventures including gain on sale decreased by approximately $11.0 million from the first half of 2005 to 2006 as a result of the recognition, during 2005, of the Company’s share of the gain on the sale of Hotel 71, which was owned by an unconsolidated joint venture.
Gain on sale/disposal of assets during the first half of 2005 totaled $6.9 million as a result of the recording of property insurance proceeds received or due to the Company in excess of the net book value of assets disposed for properties which incurred insured losses.
For the first six months of 2006, FFO of $5.0 million, or $0.28 per fully-diluted share, was below last year’s FFO of $8.3 million, or $0.47 per share for the same period. EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $14.8 million, down from last year’s EBITDA of $19.5 million. The total expense incurred in connection with the proposed merger totaled approximately $3.3 million during the first half of 2006 ($2.8 million net of minority interest).
Capital Structure:
At June 30, 2006, Boykin had $21.7 million of cash and cash equivalents, including restricted cash, and total consolidated debt of $137.9 million. Consolidated debt includes a $7.8 million term loan related to a joint venture in which the Company owns a 50% interest. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $9.0 million at June 30, 2006.
Outlook:
Based upon our year to date results and our current booking trends, we are anticipating that the third quarter RevPAR for our entire portfolio will be 4.0% to 6.0% above the same period last year. Net income attributable to common shareholders per share is expected to range from $1.27 to $1.31 for the third quarter. With that assumption, we expect that our funds from operations attributable to common shareholders could range between $0.10 and $0.14 per fully-diluted share for the third quarter. This guidance incorporates the impact of the sale of the Radisson Suite Beach Resort — Marco Island but does not incorporate any impact from further property disposition activity which may occur or the impact of the proposed merger.

Merger Agreement:
During May 2006, the Company entered into a definitive merger agreement to be acquired by Braveheart, an affiliate of Westmont Hospitality Group and Cadim Inc., a division of Caisse de dépôt et placement du Québec, in a cash transaction. In the transactions contemplated by the merger agreement, each common share of the Company will be converted into the right to receive $11.00 per share, less any pre-closing dividends, in cash. The Company expects to pay two or more dividends prior to closing. Outstanding depositary shares, each representing a 1/10 fractional interest in a share of the Company’s 10-1/2% Class A Cumulative Preferred Shares, Series 2002-A, will be converted into the right to receive a cash payment of $25.00 per share plus accrued dividends through the closing date.
Holders of common shares of the Company as of August 4, 2006 are being asked to vote on the proposed transaction at a special meeting to be held on September 12, 2006. Completion of the transaction, which is expected to occur during September 2006, is contingent on customary closing conditions and the approval of the Company’s common shareholders. Availability of financing for the mergers is not a condition to Braveheart’s obligations to close.
Contemporaneously with the execution of the merger agreement, the Company entered into agreements to sell its interests in the Pink Shell Beach Resort & Spa and the Banana Bay Resort & Marina — Marathon to entities controlled by Robert W. Boykin, Chairman and Chief Executive Officer of the Company. The total purchase price for these interests in approximately $14.6 million and will be adjusted based upon the additional capital investment and other cash flows of such interests from April 1, 2006 through the actual closing date. The closing of the sales to Mr. Boykin is contingent upon the satisfaction of the conditions to the closing of the mergers.
Dividends:
Management of the Company anticipates that it will recommend to the Board of Directors that the Company pay a dividend to common shareholders in September equal to the Company’s net undistributed 2005 REIT taxable income, which it currently estimates to be approximately $0.55 per common share. Additionally, if the merger is approved by the common shareholders of the Company, pursuant to the terms of the merger agreement, the Company would pay to common shareholders a second dividend equal to the Company’s remaining undistributed REIT taxable income. Under the terms of the merger agreement, all dividends paid to common shareholders prior to the closing of the merger will reduce the $11.00 common share merger consideration.
The Company will hold a conference call with financial analysts and investors to discuss second-quarter 2006 results at 2:00 p.m. Eastern Time today, August 8, 2006. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.
The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.
Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 20 hotels containing a total of 5,637 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.

Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, (1) the Company may be unable to obtain shareholder approval required for its proposed merger with Braveheart; (2) conditions to the closing of the proposed merger may not be satisfied; (3) the proposed merger may involve unexpected costs or unexpected liabilities; (4) the businesses of the Company may suffer as a result of uncertainty surrounding the proposed merger; (5) there is shareholder litigation pending against the Company and its directors with respect to the contemplated transactions; and (6) the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It:
In connection with the proposed transaction, a definitive proxy statement of Boykin Lodging Company and other materials have been filed with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BOYKIN LODGING COMPANY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (as available) as well as other filed documents containing information about Boykin Lodging Company at http://www.sec.gov, the SEC’s free website. Free copies of Boykin Lodging Company’s SEC filings are also available on Boykin Lodging Company’s website, http://www.boykinlodging.com.
Participants in the Solicitation:
Boykin Lodging Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Boykin Lodging Company’s shareholders with respect to the proposed transaction. INFORMATION REGARDING BOYKIN LODGING COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS IS SET FORTH IN THE COMPANY’S PROXY STATEMENTS FILED ON APRIL 25, 2006 AND AUGUST 4, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities, holdings or otherwise, are set forth in the definitive proxy statement and other material filed with the SEC in connection with the proposed transaction.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA:	2006	2005	2006	2005
Revenues:
Hotel revenues:
Rooms	$33,808	$32,303	$65,057	$61,192
Food and beverage	15,240	15,456	29,814	28,960
Other	1,977	3,352	3,806	9,276

Total hotel revenues	51,025	51,111	98,677	99,428
Other operating revenue	41	40	74	123
Revenues from condominium development and unit sales	242	—	1,248	—

Total revenues	51,308	51,151	99,999	99,551

Expenses:
Hotel operating expenses:
Rooms	8,080	7,681	15,699	14,687
Food and beverage	9,909	10,089	19,630	19,285
Other direct	1,343	1,379	2,650	2,676
Indirect	15,628	14,921	30,804	29,174
Management fees to related party	1,246	1,570	2,785	3,100
Total hotel operating expenses	36,206	35,640	71,568	68,922
Property taxes, insurance and other	4,635	4,096	9,070	8,395
Cost of condominium development and unit sales	216	—	1,124	—
Real estate related depreciation and amortization	5,179	5,470	10,393	10,941
Corporate general and administrative	3,995	3,821	7,088	6,084

Total operating expenses	50,231	49,027	99,243	94,342

Operating income	1,077	2,124	756	5,209

Interest income	92	422	597	434
Other income	—	—	16	—
Interest expense	(2,724)	(3,015)	(5,617)	(6,198)
Amortization of deferred financing costs	(473)	(286)	(939)	(639)
Minority interest in (earnings) loss of joint ventures	6	—	(9)	—
Minority interest in (income) loss of operating partnership	561	392	1,324	(1,918)
Equity in income of unconsolidated joint ventures including gain on sale	209	93	212	11,159

Income (loss) before gain on sale/disposal of assets and discontinued operations	(1,252)	(270)	(3,660)	8,047
Gain on sale/disposal of assets	6	38	6	6,914

Income (loss) before discontinued operations	(1,246)	(232)	(3,654)	14,961
Discontinued operations:
Discontinued operations, net of operating partnership minority interest expense of $133 and $403 for the three and six months ended June 30, 2006 and $1,303 and $1,426 for the three and six months ended June 30, 2005, respectively	771	7,459	2,327	8,158

Net income (loss)	$(475)	$7,227	$(1,327)	$23,119

Preferred dividends	(1,188)	(1,188)	(2,376)	(2,376)

Net income (loss) attributable to common shareholders	$(1,663)	$6,039	$(3,703)	$20,743

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income (loss)	$(475)	$7,227	$(1,327)	$23,119
Minority interest	(434)	934	(912)	3,389
Gain on sale/disposal of assets	(6)	(7,856)	(6)	(14,732)
Gain on sale/disposal of assets included in discontinued operations	(133)	(366)	(672)	(366)
Real estate related depreciation and amortization	5,179	5,470	10,393	10,941
Real estate related depreciation and amortization included in discontinued operations	149	394	373	1,005
Equity in income of unconsolidated joint ventures including gain on sale	(209)	(93)	(212)	(11,159)
FFO adjustment related to joint ventures	345	204	463	(190)
Preferred dividends declared	(1,188)	(1,188)	(2,376)	(2,376)

Funds from operations after preferred dividends	$3,228	$4,726	$5,724	$9,631
Less: Funds from operations related to minority interest	430	634	763	1,292

Funds from operations attributable to common shareholders	$2,798	$4,092	$4,961	$8,339

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income	$1,077	$2,124	$756	$5,209
Interest income	92	422	597	434
Other income	—	—	16	—
Real estate related depreciation and amortization	5,179	5,470	10,393	10,941
EBITDA attributable to discontinued operations	920	995	2,431	2,450
Company’s share of EBITDA of unconsolidated joint ventures	503	423	788	500
EBITDA attributable to joint venture minority interest	(104)	(32)	(192)	(64)

EBITDA	$7,667	$9,402	$14,789	$19,470

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30
PER-SHARE DATA:	2006	2005	2006	2005

Net income (loss) attributable to common shareholders before discontinued operations per share:
Basic	$(0.14)	$(0.08)	$(0.34)	$0.72
Diluted	$(0.14)	$(0.08)	$(0.34)	$0.71
Discontinued operations per share:
Basic	$0.04	$0.43	$0.13	$0.47
Diluted	$0.04	$0.42	$0.13	$0.46
Net income (loss) attributable to common shareholders per share (a):
Basic	$(0.09)	$0.34	$(0.21)	$1.18
Diluted	$(0.09)	$0.34	$(0.21)	$1.17
FFO attributable to common shareholders per share:
Basic	$0.16	$0.23	$0.28	$0.48
Diluted	$0.16	$0.23	$0.28	$0.47
Weighted average common shares outstanding — Basic	17,687,567	17,543,916	17,687,567	17,539,026
Effect of dilutive securities:
Common stock options	106,549	123,898	139,843	97,375
Restricted share grants	82,216	121,582	98,717	100,304

Weighted average common shares outstanding — Diluted	17,876,332	17,789,396	17,926,127	17,736,705
(a) Per share amounts may not add due to rounding.

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
HOTEL STATISTICS:
All Hotels (17 hotels) (a)
Hotel revenues (in thousands)	$52,870	$52,053	$101,856	$99,336
RevPAR	$74.01	$71.38	$71.23	$67.72
Occupancy	69.3%	72.3%	67.4%	68.0%
Average daily rate	$106.76	$98.71	$105.69	$99.55

Comparable Hotels (16 hotels) (b)
Hotel revenues (in thousands)	$50,448	$49,831	$97,542	$95,427
RevPAR	$72.70	$70.47	$70.30	$67.12
Occupancy	68.6%	71.7%	66.9%	67.6%
Average daily rate	$105.96	$98.34	$105.06	$99.23
(a)	Includes all hotels owned or partially owned by Boykin as of August 8, 2006 and for all periods presented, excluding properties not operating during such periods due to damage caused by hurricanes.

(b)	Includes consolidated hotels owned or partially owned by Boykin as of August 8, 2006 and for all periods presented and operated under the TRS structure, excluding properties not operating during such periods due to damage caused by hurricanes.

	June 30,	December 31,
	2006	2005
SELECTED BALANCE SHEET INFORMATION:

Assets Investment in hotel properties	$520,377	$483,334
Accumulated depreciation	(146,034)	(135,667)

Investment in hotel properties, net	374,343	347,667
Cash and cash equivalents including restricted cash	21,701	47,989
Accounts receivable, net	7,955	6,621
Investment in unconsolidated joint ventures	1,412	1,410
Other assets	18,795	15,524
Assets related to discontinued operations, net	28,216	28,594

Total Assets	$452,422	$447,805

Liabilities and Shareholders’ Equity
Outstanding debt	$137,917	$138,529
Accounts payable and accrued expenses	46,492	38,541
Minority interest in joint ventures	2,649	777
Minority interest in operating partnership	13,025	13,946
Liabilities related to discontinued operations	1,301	1,462
Shareholders’ equity	251,038	254,550

Total Liabilities and Shareholders’ Equity	$452,422	$447,805